Exhibit 99.1

Form 3 Joint Filer Information

Name and Address:             Schawk 2005 Three Year GRAT
1695 River Road
Des Plaines, IL 60018

Designated Filer:                  Marilyn G. Schawk

Issuer Name &
 Ticker Symbol:                     Schawk, Inc. (SGK)

Date of Event
Requiring Statement:           February 5, 2008

Signature:
Schawk 2005 Three Year GRAT

By: _/s/A. Alex Sarkisian________________
A. Alex Sarkisian, attorney-in-fact
for Marilyn G. Schawk, as trustee